1605040224

ARTICLES OF AMENDMENT

OF

PSI INTERNATIONAL, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the corporation is **PSI International, Inc.**

2. This Articles of Amendment is to inform the State that PSI International, Inc. has increased the number of the corporation's common stocks authorized by the corporation and its board, to a total of 12,000,000 shares from the original number of shares.

3. The foregoing amendment was adopted on November 3, 2015.

4. The adoption of the amendment(s) was duly approved by the board of directors. Shareholder approval of the amendment was required, and as the corporation has one shareholder with one hundred percent (100%) shares, who is, one (1) of the three (3) board members.

Executed in the name of the corporation by:

[signature]	March 31, 2016
Terri Johng	Vice President
(SCC ID # XXXXXXXX)	703-621-5853 Office Contact

SCC ID#0624675-5